FORM OF

THIRD AMENDMENT TO THE

EXPENSE LIMITATION AGREEMENT

This THIRD AMENDMENT (the “Amendment”) dated October [ ], 2026, amends the Expense Limitation Agreement between Hartford Funds Exchange-Traded Trust (the “Trust”) on behalf of each of its series (each a “Fund” and collectively, the “Funds”) and Hartford Funds Management Company, LLC (the “Adviser”), dated September 15, 2025 (the “Agreement”).

WHEREAS, each of Hartford Alpha Capture International Equity ETF, Hartford Alpha Capture International Value ETF, and Hartford High Yield ETF is a newly created series of the Trust and will commence operations in connection with the conversion of a corresponding mutual fund into such Fund pursuant to an Agreement and Plan of Reorganization and Liquidation;

WHEREAS, the Trust’s Board of Trustees (the “Board”) has approved the terms and conditions of the expense limitation arrangements on behalf of the Funds; and

WHEREAS, the Trust and the Adviser wish to amend the Agreement to add the Funds to the Agreement.

NOW, THEREFORE, the Trust and the Adviser hereby agree as follows:

1.	Schedule A is deleted in its entirety and replaced with the following Schedule A:

SCHEDULE A

Fund	Covered Period[1]		Total Net Annual Operating Expense Limit (as a percent of average daily net assets during current fiscal period)

Hartford Alpha Capture Growth ETF	Commencement Date: May 27, 2026	Ending Date: February 29, 2028	0.42%

Hartford Alpha Capture International Equity ETF	Commencement Date: October [ ], 2026	Ending Date: February 29, 2028	0.52%

Hartford Alpha Capture International Value ETF	Commencement Date: October [ ], 2026	Ending Date: February 29, 2028	0.56%

Hartford Dynamic Bond ETF	Commencement Date: September 15, 2025	Ending Date: November 30, 2026	0.60%

[1]	For each Fund, the covered period is inclusive of the respective commencement date and the ending date as reflected in the table.

SCHEDULE A
Fund	Covered Period[1]		Total Net Annual Operating Expense Limit (as a percent of average daily net assets during current fiscal period)

Hartford Equity Premium Income ETF	Commencement Date: December 10, 2025	Ending Date: February 28, 2027	0.49%

Hartford High Yield ETF	Commencement Date: October [ ], 2026	Ending Date: February 29, 2028	0.50%

2.	All other terms of the Agreement remain in effect.

[Signatures follow on next page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

HARTFORD FUNDS EXCHANGE-TRADED TRUST By: __________________________ Name: Thomas R. Phillips Title: Secretary and Vice President
HARTFORD FUNDS MANAGEMENT COMPANY, LLC By: __________________________ Name: Amy N. Furlong Title: Chief Financial Officer

3